Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2026, relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Rani Therapeutics Holdings, Inc. for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C.

San Francisco, California

March 26, 2026